Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form F-1 of Anbio Biotechnology (File No. 333-284106) of our report dated June 4, 2024, with respect to the consolidated balance sheets of Anbio Biotechnology and its subsidiaries as of December 31, 2023 and 2022 and related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years ended December 31, 2023 and 2022. We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

/s/ YCM CPA INC.

PCAOB ID 6781

Irvine, California

January 10, 2025